                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934




                                   March 6, 1997
             ------------------------------------------------------
                Date of Report (Date of Earliest Event Reported)


                           AVIC Group International, Inc.
          ------------------------------------------------------------
             (Exact name of Registrant as specified in its charter)


      Delaware                       0-22520                     52-1989122
 ------------------             ----------------             ------------------
   (State or other                 (Commission                  (IRS Employer
   jurisdiction of                file Number)               Identification No.)
  incorporation or
    organization)



                              599 Lexington Avenue
                                   44th Floor
                            New York, New York 10022
                            ------------------------
                    (Address of principal executive offices)


Registrant's telephone number, including area code: (212) 319-9160
                                                    --------------

                                 with copies to:

                              Jeffrey P. Berg, Esq.
                               Matthias & Berg LLP
                             515 South Flower Street
                                    Suite 700
                          Los Angeles, California 90071
                                Tel: 213-895-4200

ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS.

     (c)  EXHIBITS.

     3.1  Restated Certificate of Incorporation.
     3.2  Certificate of Designations of Series D Convertible Preferred Stock.

ITEM 9.   SALES OF EQUITY SECURITIES PURSUANT TO REGULATION S.

     As of March 6, 1997, AVIC Group International, Inc., a Delaware corporation (the "Company") issued 150 shares (the "Series D Preferred Shares") of the Company's Series D Convertible Preferred Stock, par value $0.001 per share ("Series D Preferred Stock"), in consideration of an aggregate purchase price of $1,500,000, or at a per share purchase price of $10,000.

     The 150 shares of Series D Preferred Stock were issued to a single investor pursuant to exemption from registration under Regulation S promulgated under the Securities Act of 1933, as amended. The Company did not pay any brokerage fees or commissions in connection with the transaction.

     The Series D Preferred Shares will be convertible, at the option of the holder thereof, into the number of shares of the Company's common stock, par value $0.001 per share (the "Common Stock") which may be purchased at the lowest trading price of the Common Stock during the thirty (30) business days immediately preceding each conversion date (the "Conversion Date") for the Series D Preferred Shares ("Average Stock Price").

     Under certain circumstances, the holder of the Series D Preferred Shares may be obligated to purchase additional shares ("Additional Shares") of Common Stock for cash.

     In the event that the Company issues or sells any shares of its Common Stock or any of its securities which are convertible into or exchangeable for its Common Stock (other than shares or options issued or which may be issued pursuant to the Company's stock option plans or otherwise currently issued and outstanding) at an effective purchase price per share of Common Stock which is less than $5.00, then at the time the Series D Preferred Stock is submitted for conversion, upon such conversion, the Company shall issue to the holder such number of shares of Common Stock as will cause the effective market price on the Conversion Date of such shares of Common Stock to be equal to the lesser of (i) the Average Stock Price, and (ii) the effective issuance price at which such equity securities are issued.

     If the Company does not have a sufficient number of shares of Common Stock available to satisfy the Company's obligations to a holder of Series D Preferred Shares upon receipt of a conversion notice, or otherwise fails or refuses to perfect conversion of any Series D Preferred Stock, with respect to the Series D Preferred Stock, as to which conversion is not perfected by the Company through the delivery of certificates representing the shares of Common Stock issuable upon such conversion (including Additional Shares, if any) (a "Conversion Default") the holder of the Series D Preferred Stock shall have the right to put the shares of Series D Preferred Stock to the Company at a price which shall be equal to 125% of the purchase price, plus all accrued and unpaid dividends.

     Holders of Series D Preferred Shares may not convert any of the Series D Preferred Shares within the first 60 calendar days following March 6, 1997, the date of issuance (the "Closing Date") of the Series D Preferred Shares. Thereafter, holders of Series D Preferred Stock may convert the Series D Preferred Shares after the Closing Date in an aggregate number, as follows: (i) 30 shares after 61 days, (ii) 60 shares after 91 days, (iii) 90 shares after 121 days, (iv) 120 shares after 151 days, and (v) 150 shares after 181 days.

     The holders of the Series D Preferred Shares will be entitled to receive cumulative dividends at the annual rate of 8% PER ANNUM per share, payable quarterly (i) in shares of Common Stock at the time of conversion, or (ii) in cash in connection with any payment pursuant to a Conversion Default.

     The number of shares of Common Stock which may be issuable upon conversion of the Series D Preferred Stock may be adjustable upon certain events, including recapitalizations, reclassifications, splits, reorganizations, dividends or distributions with respect to the Company's Common Stock.

     The Series D Preferred Shares will have certain preferential rights over the holders of Common Stock in the event of the liquidation, dissolution or winding up of the Company or of a disposition of all or substantially all of the Company's assets.

     The Series D Preferred Shares will have no voting rights, except with respect to certain matters which affect the rights of the Series D Preferred Shares.

     The purchaser of the Series D Preferred Shares will have certain registration rights in the event that the purchaser's ability to resell the underlying shares of Common Stock without registration is called into question by applicable law.

     Further, the purchaser will have certain rights to participate in exempt equity offerings by the Company in the two (2) year period following the Closing Date.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto authorized.



                                             AVIC GROUP INTERNATIONAL, INC.



Dated: March 20, 1997                        By: /s/ Joseph R. Wright, Jr.
                                                 ------------------------------
                                                 Joseph R. Wright, Jr.
                                                 Chief Executive Officer